Exhibit 99.1

SPI and SPI Energy Complete Reorganization Merger

Shanghai, China—January 4, 2016— Solar Power, Inc. (“SPI” or the “Company”), a global provider of photovoltaic (PV) solutions for business, residential, government and utility customers and investors, and SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands (“SPI Energy”), today announced the merger (the “Merger”) to reorganize the Company as a Cayman Islands company has been completed.

Pursuant to the Second Amended and Restated Agreement and Plan of Merger and Reorganization, dated October 30, 2015, each ten issued and outstanding shares of the Company’s common stock acquired prior to 3:00 P.M. EST, November 5, 2015 were converted into the right to receive one American depositary share (“ADS”), representing ten SPI Energy ordinary shares; and issued and outstanding shares of the common stock of the Company acquired after 3:00 P.M. EST, November 5, 2015 were converted into the right to receive SPI Energy ordinary shares. SPI Energy’s ADSs will be quoted on the OTC Markets under the symbol “SRGYY” effective January 4, 2016.

SPI Energy is in the process of applying for listing of the ADSs on the Nasdaq Capital Market and expects to complete that process in early 2016.

About Solar Power, Inc.

Solar Power, Inc. (“SPI” or the “Company”) is a global provider of photovoltaic (PV) solutions for business, residential, government and utility customers and investors. SPI focuses on the downstream PV market including the development, financing, installation, operation and sale of utility-scale and residential solar power projects in China, Japan, Europe and North America. The Company operates an innovative online energy e-commerce and investment platform, www.solarbao.com, which enables individual and institutional investors to purchase innovative PV-based investment and other products; as well as www.solartao.com, a B2B e-commerce platform offering a range of PV products for both upstream and downstream suppliers and customers. The Company has its operating headquarters in Shanghai and maintains global operations in Asia, Europe, North America and Australia.

For additional information visit: www.spisolar.com, www.solarbao.com or www.solartao.com.

About SPI Energy Co., Ltd. (OTCBB: SRGYY)

SPI Energy Co., Ltd. is a newly formed exempted company incorporated under the laws of the Cayman Islands. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Cayman Islands Companies Law. As a result of the Merger, the former SPI directors and officer will continue to serve as such with SPI Energy and SPI Energy will continue to conduct SPI’s prior business at their current locations and facilities.

Safe Harbor Statement

This release contains certain “forward-looking statements”, including statements regarding listing of ADSs on Nasdaq. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. All forward-looking statements included in this release are based upon information available to the Company and SPI Energy as of the date of this release, which may change, and the Company and SPI Energy undertake no obligation to update or revise any forward-looking statements, except as may be required under applicable securities law.

Contact:

Amy Liu, (800) 548-8767